Exhibit 10.2

AMENDMENT NO. 2 TO LOAN AGREEMENT

This Amendment No. 2 (the “Amendment”) dated as of October 4, 2011, is between Bank of America, N.A. (the “Bank”) and Super Micro Computer, Inc., a Delaware corporation (the “Borrower”).

RECITALS

A. Bank and Borrower entered into a certain Loan Agreement dated as of June 17, 2010 (together with any previous amendments, the “Agreement”).

B. Bank and Borrower desire to amend the Agreement.

AGREEMENT

1. Definitions. Capitalized terms used but not defined in this Amendment shall have the meaning given to them in the Agreement.

2. Amendments. The Agreement is hereby amended as follows:

2.1	Section 1.1(a) is amended by replacing the dollar amount “$25,000,000” with the dollar amount “$40,000,000”.

2.2	Section 1.5(a) is amended and restated as follows:

(a)	The LIBOR Rate plus 1.25 percentage points.

2.3	Section 3.1(a) is amended by replacing the dollar amount “$14,000,000” with the dollar amount “$20,000,000”.

2.4	The following Section 1A is added to the Agreement following Section 1:

1A.	FACILITY NO. 2: VARIABLE RATE TERM LOAN AND TERMS

1A.1	Loan Amount.

The Bank agrees to provide a term loan to the Borrower in the amount of $14,000,000 (the “Facility No. 2 Commitment”).

1A.2	Availability Period.

The loan is available in one disbursement from the Bank between the date of this Agreement and October 4, 2011 unless the Borrower is in default.

1A.3	Repayment Terms.

(a)	The Borrower will pay interest on November 1, 2011, and then on the same day of each month thereafter until payment in full of any principal outstanding under this facility.

(b)	The Borrower will repay principal in equal installments beginning on November 1, 2011, and on the same day of each month thereafter, and ending on September 30, 2016 (the “Repayment Period”). Each principal installment shall be in an amount sufficient to fully amortize the principal amount over an amortization period of 5 years. In any event, on the last day of the Repayment Period, the Borrower will repay the remaining principal balance plus any interest then due.

(c)	The Borrower may prepay the loan in full or in part at any time. The prepayment will be applied to the most remote payment of principal due under this Agreement.

1A.4	Interest Rate.

(a)	The LIBOR Rate plus 1.50 percentage point(s).

2.5	Section 4.1(a) of the Agreement is amended and restated as follows:

(a)	Equipment and fixtures owned by the Borrower.

2.6	The following Section 4.2 is added to the Agreement:

4.2	Real Property.

(a)	The Borrower’s obligations to the Bank under this Agreement will be secured by a lien covering the following real property owned by Borrower: 801 and 802 Fox Lane, San Jose, California, and 1781, 1785 and 1797 Fox Drive, San Jose, California.

2.7	The following Sections 6.9 – 6.13 are added to the Agreement:

6.9	Environmental Information.

A transaction screen performed by an environmental professional concerning any potential toxic or hazardous condition with respect to the real property collateral, together with a certification signed by the Borrower regarding the environmental information provided to the Bank.

6.10	Deed of Trust.

Signed and acknowledged original deed of trust, as required by the Bank, encumbering the real property collateral.

6.11	Title Insurance.

An ALTA lender’s title insurance policy (on a form acceptable to the Bank and from a title company acceptable to the Bank), for at least $14,000,000, insuring the Bank’s interest in the real property collateral, with only such exceptions as may be approved by the Bank and together with such endorsements as the Bank may require, including endorsements CLTA Forms 100.2 (ALTA 9-06); 103.1; 103.3; 103.11 (ALTA 17-06); 110.9 (ALTA 8.1-06); 111.5 (ALTA 6-06); 116; 116.4 (ALTA 19-06); 116.7; and 129 (ALTA 18-06).

6.12 Beneficiary Statements.

Acceptable beneficiary’s statements from the holders of any prior liens on the real property collateral.

6.13 Asbestos Survey.

A survey of any asbestos-containing materials located in the real property collateral, conducted by a consultant acceptable to the Bank, together with a written certification, executed by the Borrower, of the Borrower’s compliance with all recommendations of the asbestos consultant.

2.8	Section 8.4 is amended and restated as follows:

8.4	[Reserved.]

2.9	Section 8.8(d) is amended and restated as follows:

(d)	[Reserved.]

2.10	The following Sections 8.25 – 8.28 are added to the Agreement:

8.25	Flood and Other Insurance.

If any improved real property collateral is located in a designated flood hazard area, or becomes located in a designated flood hazard area after the date of this Agreement as a result of any re-mapping of flood insurance maps by the Federal Emergency Management Agency, the Borrower will be required to maintain flood insurance on the real property and on any tangible personal property collateral located on the real property. In addition, the Borrower shall maintain such other insurance as the Bank may require to comply with the Bank’s regular requirements and practices in similar transactions, which may include earthquake insurance and insurance covering acts of terrorism.

8.26	Inspections and Appraisals of Real Property.

To allow the Bank and its agents to visit the real property collateral at any reasonable time for the purpose of inspecting the real property and conducting appraisals, and deliver to the Bank any financial or other information concerning the real property as the Bank may request.

8.27	Use or Leasing of the Real Property Collateral.

To occupy the real property collateral for the conduct of its regular business. The Borrower will not change its intended use of the real property without the Bank’s prior written approval.

8.28	Indemnity Regarding Use of Real Property.

To indemnify, defend with counsel acceptable to the Bank, and hold the Bank harmless from and against all liabilities, claims, actions, damages, costs and expenses (including all legal fees and expenses of Bank’s counsel) arising out of or resulting from the construction of any improvements on the real property collateral, or the ownership, operation, or use of the real property collateral, whether such claims are based on theories of derivative liability, comparative negligence or otherwise. The Borrower’s obligations to the Bank under this Paragraph shall survive termination of this Agreement and repayment of the Borrower’s obligations to the Bank under this Agreement, and shall also survive as unsecured obligations after any acquisition by the Bank of the real property collateral or any part of it by foreclosure or any other means.

2.11	Section 9 of the Agreement is amended and restated as follows:

9.	HAZARDOUS SUBSTANCES – REAL PROPERTY SECURITY

9.1	Indemnity Regarding Hazardous Substances.

The Borrower agrees to indemnify and hold the Bank harmless from and against all liabilities, claims, actions, foreseeable and unforeseeable consequential damages, costs and expenses (including sums paid in settlement of claims and all consultant, expert and legal fees and expenses of the Bank’s counsel) or loss directly or indirectly arising out of or resulting from any of the following:

(a)	Any hazardous substance being present at any time, whether before, during or after any construction, in or around any part of the real property collateral securing this Agreement (the “Real Property”), or in the soil, groundwater or soil vapor on or under the Real Property, including those incurred in connection with any investigation of site conditions or any clean-up, remedial, removal or restoration work, or any resulting damages or injuries to the person or property of any third parties or to any natural resources.

(b)	Any use, generation, manufacture, production, storage, release, threatened release, discharge, disposal or presence of a hazardous substance. This indemnity will apply whether the hazardous substance is on, under or about any of the Borrower’s property or operations or property leased to the Borrower, whether or not the property has been taken by the Bank as collateral.

Upon demand by the Bank, the Borrower will defend any investigation, action or proceeding alleging the presence of any hazardous substance in any such location, which affects the Real Property or which is brought or commenced against the Bank, whether alone or together with the Borrower or any other person, all at the Borrower’s own cost and by counsel to be approved by the Bank in the exercise of its reasonable judgment. In the alternative, the Bank may elect to conduct its own defense at the expense of the Borrower. The Borrower’s obligations to the Bank under this Article, except the obligation to give notices to the Bank, shall survive termination of this Agreement, repayment of the Borrower’s obligations to the Bank under this Agreement, and foreclosure of the deed of trust or mortgage encumbering the Real Property or similar proceedings.

9.2	Representation and Warranty Regarding Hazardous Substances.

Before signing this Agreement, the Borrower researched and inquired into the previous uses and ownership of the Real Property. Based on that due diligence, the Borrower represents and warrants that to the best of its knowledge, no hazardous substance has been disposed of or released or otherwise exists in, on, under or onto the Real Property, except as the Borrower has disclosed to the Bank in writing.

9.3	Compliance Regarding Hazardous Substances.

The Borrower has complied, and will comply and cause all occupants of the Real Property to comply, with all current and future laws, regulations and ordinances or other requirements of any governmental authority relating to or imposing liability or standards of conduct concerning protection of health or the environment or hazardous substances (“Environmental Laws”). The Borrower shall promptly, at the Borrower’s sole cost and expense, take all reasonable actions with respect to any hazardous substances or other environmental condition at, on, or under the Real Property necessary to (i) comply with all applicable Environmental Laws; (ii) allow continued use, occupation or operation of the Real Property; or (iii) maintain the fair market value of the Real Property. The Borrower acknowledges that hazardous substances may permanently and materially impair the value and use of the Real Property.

9.4	Notices Regarding Hazardous Substances.

Until full repayment of the loan, the Borrower will promptly notify the Bank in writing if it knows, suspects or believes there may be any hazardous substance in or around the Real Property, or in the soil, groundwater or soil vapor on or under the Real Property, or that the Borrower or the Real Property may be subject to any threatened or pending investigation by any governmental agency under any current or future law, regulation or ordinance pertaining to any hazardous substance.

9.5	Site Visits, Observations and Testing.

The Bank and its agents and representatives will have the right at any reasonable time, after giving reasonable notice to the Borrower, to enter and visit the Real Property and any other locations where any personal property collateral securing this Agreement is located, for the purposes of observing the Real Property and the personal property collateral, taking and removing environmental samples, and conducting tests on any part of the Real Property. The Borrower shall reimburse the Bank on demand for the costs of any such environmental investigation and testing. The Bank will make reasonable efforts during any site visit, observation or testing conducted pursuant to this paragraph to avoid interfering with the Borrower’s use of the Real Property and the personal property collateral. The Bank is under no duty, however, to visit or observe the Real Property or the personal property collateral or to conduct tests, and any such acts by the Bank will be solely for the purposes of protecting the Bank’s security and preserving the Bank’s rights under this Agreement. No site visit, observation or testing or any report or findings made as a result thereof (“Environmental Report”) (i) will result in a waiver of any default of the Borrower; (ii) impose any liability on the Bank; or (iii) be a representation or warranty of any kind regarding the Real Property or the personal property collateral (including its condition or value or compliance with any laws) or the Environmental Report (including its accuracy or completeness). In the event the Bank has a duty or obligation under applicable laws, regulations or other requirements to disclose an Environmental Report to the Borrower or any other party, the Borrower authorizes the Bank to make such a disclosure. The Bank may also disclose an Environmental Report to any regulatory authority, and to any other parties as necessary or appropriate in the Bank’s judgment. The Borrower further understands and agrees that any Environmental Report or other information regarding a site visit, observation or testing that is disclosed to the Borrower by the Bank or its agents and representatives is to be evaluated (including any reporting or other disclosure obligations of the Borrower) by the Borrower without advice or assistance from the Bank.

9.6	Definition of Hazardous Substance.

“Hazardous substance” means any substance, material or waste that is or becomes designated or regulated as “toxic,” “hazardous,” “pollutant,” or “contaminant” or a similar designation or regulation under any current or future federal, state or local law (whether under common law, statute, regulation or otherwise) or judicial or administrative interpretation of such, including without limitation petroleum or natural gas.

3. Representations and Warranties. When Borrower signs this Amendment, Borrower represents and warrants to Bank that: (a) there is no event which is, or with notice or lapse of time or both would be, a default under the Agreement except those events, if any, that have been disclosed in writing to Bank or waived in writing by Bank, (b) the representations and warranties in the Agreement are true as of the date of this Amendment as if made on the date of this Amendment, (c) this Amendment does not conflict with any law, agreement, or obligation by which Borrower is bound, and (d) if Borrower is a business entity or a trust, this Amendment is within Borrower’s powers, has been duly authorized, and does not conflict with any of Borrower’s organizational papers.

4. Conditions. This Amendment and the waiver set forth in Paragraph 2 will be effective when Bank receives the following items, in form and content acceptable to Bank:

4.1 Receipt of this Amendment executed by Borrower.

4.2 Receipt of a deed of trust in form and substance satisfactory to Bank executed by Borrower.

4.3 Satisfaction of the conditions set forth in Sections 6.9—6.14 added to the Agreement by this Amendment.

4.4 Evidence that the execution, delivery and performance by Borrower of this Amendment and any instrument or agreement required under this Amendment have been duly authorized.

4.5 Payment by Borrower of a loan fee in the amount of $27,000 with respect to the Term Loan and a loan fee in the amount of $22,500 with respect to the increased amount of Facility No. 1 Commitment.

4.6 Payment by Borrower of all costs, expenses and attorneys’ fees (including allocated costs for in-house legal services) incurred by Bank in connection with this Amendment.

5. Tenant Documents. Borrower will, no later than October 15, 2011, deliver to Bank a Subordination, Nondisturbance and Attornment Agreement in form and substance satisfactory to Bank executed by Borrower and each tenant in the real property referenced in Section 4.2(a) of the Loan Agreement. This Section 5 is part of the covenants under the Loan Agreement.

6. Effect of Amendment. Except as provided in this Amendment, all of the terms and conditions of the Agreement, including but not limited to the Dispute Resolution Provision, shall remain in full force and effect.

7. Counterparts. This Amendment may be executed in counterparts, each of which when so executed shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

8. FINAL AGREEMENT. BY SIGNING THIS DOCUMENT EACH PARTY REPRESENTS AND AGREES THAT: (A) THIS DOCUMENT REPRESENTS THE FINAL AGREEMENT BETWEEN PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF, (B) THIS DOCUMENT SUPERSEDES ANY COMMITMENT LETTER, TERM SHEET OR OTHER WRITTEN OUTLINE OF TERMS AND CONDITIONS RELATING TO THE SUBJECT MATTER HEREOF, UNLESS SUCH COMMITMENT LETTER, TERM SHEET OR OTHER WRITTEN OUTLINE OF TERMS AND CONDITIONS EXPRESSLY PROVIDES TO THE CONTRARY, (C) THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES, AND (D) THIS DOCUMENT MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR UNDERSTANDINGS OF THE PARTIES.

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This Amendment is executed as of the date stated at the beginning of this Amendment.

Bank of America, N.A.		Super Micro Computer, Inc.

By	/s/ Thomas R. Sullivan	By	/s/ Howard Hideshima
Name: Thomas R. Sullivan		Typed Name: Howard Hideshima
Title: Senior Vice President		Title: Chief Financial Officer